CERTIFICATE OF OWNERSHIP AND MERGER

OF

LAS VEGAS SPORTS RESORT, INC.
(a Delaware corporation)

INTO

SAMDREW V, INC.
(a Delaware corporation)

It is hereby certified that:

1. Samdrew V, Inc., hereinafter sometimes referred to as the "Corporation" is a business corporation of the State of Delaware.

2. The Corporation is the owner of all of the outstanding shares of common stock, par value $0.0001 per share of Las Vegas Sports Resort, Inc., which is also a business corporation of the State of Delaware.

3. On October 24, 2008, the Board of Directors of the Corporation adopted the following resolutions by unanimous written consent to merge Las Vegas Sports Resort, Inc. with and into the Corporation:

RESOLVED that Las Vegas Sports Resort, Inc. be merged into the Corporation, and the Corporation shall be the surviving corporation, and that all of the estate, property, rights, privileges, powers and franchises of Las Vegas Sports Resort, Inc. be vested in and held and enjoyed by the Corporation as fully and entirely and without change or diminution as the same were before held and enjoyed by Las Vegas Sports Resort, Inc. in its name.

RESOLVED that this Corporation shall assume all of the obligations of Las Vegas Sports Resort, Inc.

RESOLVED that this Corporation shall cause to be executed and filed and/or recorded the documents prescribed by the laws of the State of Delaware and by the laws of any other appropriate jurisdiction and will cause to be performed all necessary acts within the State of Delaware and within any other appropriate jurisdiction.

RESOLVED that this Corporation shall change its corporate name to Las Vegas Sports Resort, Inc.

RESOLVED that the effective time of the Certificate of Ownership and Merger setting forth a copy of these resolutions, and the time when the merger therein provided for, shall become effective shall be upon the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware.

Executed on October 24, 2008

Samdrew V, Inc.

By:  /s/ Melvin F. Lazar
Melvin F. Lazar, President